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                                                                 Exhibit 99.3
                                Offer to Exchange
                       9 3/4% Senior Notes due 2004, which
                 have been registered under the Securities Act,
                                 for Outstanding
                           9 3/4% Senior Notes due 2004
                                       of
                          Shoppers Food Warehouse Corp.


To The Depository Trust Company Participants:

         We are enclosing herewith the materials listed below relating to the offer by Shoppers Food Warehouse Corp. (the "Company") to exchange its 9 3/4% Senior Notes due 2004 (the "Exchange Notes"), pursuant to an offering registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like principal amount of its issued and outstanding 9 3/4% Senior Notes due 2004 (the "Outstanding Notes") upon the terms and subject to the conditions set forth in the Company's Prospectus dated [_______], 1997, and the related Letter of Transmittal (which together constitute the "Exchange Offer").

         Enclosed herewith are copies of the following documents;

         i.   Prospectus dated [_______], 1997;

         ii.  Letter of Transmittal;

         iii. Notice of Guaranteed Delivery;

         iv.  Instruction to Book-Entry Transfer Participant from Owner, and

         v. Letter, which may be sent to your clients for whose account you hold Outstanding Notes in your name or in the name of your nominee, accompanying the instruction form referred to above, for obtaining such client's instruction with regard to the Exchange Offer.

         We urge you to contact your clients promptly. Please note that the offer will expire at 5:00 p.m., New York City time, on [______], 1997, unless extended.

         The Exchange Offer is not conditioned upon any minimum number of Outstanding Notes being tendered.

         To participate in the Exchange Offer, a beneficial Holder must cause a DTC Participant to tender such Holder's Outstanding Notes to Norwest Bank Minnesota, National Association's (the "Exchange Agent") account maintained at the Depository Trust Company ("DTC") for the benefit of the Exchange Agent through DTC's Automated Tender Offer Program ("ATOP"), including transmission of a computer-generated message that acknowledges and agrees to be bound by the terms of the Letter of Transmittal. By complying with DTC's ATOP procedures with respect to the Exchange Offer, the DTC Participant confirms on behalf of itself and the beneficial owners of tendered Outstanding Notes all provisions of the Letter of Transmittal applicable to it and such beneficial owners as fully as if it completed, executed and returned the Letter of Transmittal to the Exchange Agent.

         Pursuant to the Letter of Transmittal, each Holder of Outstanding Notes will represent to the Company that (i) the Exchange Notes acquired by the Exchange Offer are being obtained in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is such Holder,
(ii) neither the Holder of the Outstanding Notes nor any such other person has an arrangement or understanding with any person to participate in the distribution of such Exchange Notes, (iii) if the Holder is not a broker-dealer or is a broker-dealer but will not receive Exchange Notes for its own account in exchange for Outstanding Notes, neither the Holder nor any such person is engaged in or intends to participate in a distribution of the Exchange Notes and
(iv) neither the Holder nor any such person is an
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"affiliate" of the Company or of the Guarantor within the meaning of Rule 405 under the Securities Act. If the tendering Holder is a broker-dealer that will receive Exchange Notes for its own account pursuant to the Exchange Offer, you represent on behalf of such broker-dealer that the Outstanding Notes to be exchanged for the Exchange Notes were acquired by it as a result of market-making activities or other trading activities, and acknowledge on behalf of such broker-dealer that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. By acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes, such broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

         The enclosed Instruction to the Book-Entry Transfer Participant from Owner contains an authorization by the beneficial owners of the Outstanding Notes for you to make the foregoing representations.

         The Company will not pay any fee or commission to any broker or dealer or to any other persons (other than the Exchange Agent) in connection with the solicitation of tenders of Outstanding Notes pursuant to the Exchange Offer. The Company will pay or cause to be paid any transfer taxes payable on the transfer of Outstanding Notes to it, except as otherwise provided in Instruction 5 of the enclosed Letter of Transmittal.

         Additional copies of the enclosed material may be obtain from Norwest Bank Minnesota, National Association, 6th Street and Marquette Avenue, Minneapolis, MN 55479-0113, Attention: Corporate Trust Operation.

                                     Very truly yours,

                                     Shoppers Food Warehouse Corp.




                                     By:
                                              --------------------------------
                                              Mark A. Flint
                                              President


NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF SHOPPERS FOOD WAREHOUSE CORP. OR NORWEST BANK MINNESOTA, NATIONAL ASSOCIATION OR AUTHORIZE YOU TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON THEIR BEHALF IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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